Exhibit 99.1

Acushnet Holdings Corp. Announces
Fourth Quarter and Full Year 2020 Financial Results,
Declares Increased Quarterly Cash Dividend
Fourth Quarter and Full Year 2020 Financial Results
•Fourth quarter net sales of $420.5 million, up 14.2% year over year, up 11.9% in constant currency
•Full year net sales of $1,612.2 million, down 4.1% year over year, down 4.2% in constant currency
•Fourth quarter net income attributable to Acushnet Holdings Corp. of $21.6 million, up 20.7% year over year
•Full year net income attributable to Acushnet Holdings Corp. of $96.0 million, down 20.7% year over year
•Fourth quarter Adjusted EBITDA of $48.1 million, up 8.1% year over year
•Full year Adjusted EBITDA of $233.2 million, down 2.9% year over year
Cash Dividend
•Increased quarterly cash dividend by 6.5% to $0.165 per share, or $12.3 million in aggregate
FAIRHAVEN, MA – February 25, 2021 – Acushnet Holdings Corp. (NYSE: GOLF) ("Acushnet"), a global leader in the design, development, manufacture and distribution of performance-driven golf products, today reported financial results for the fourth quarter and full year ended December 31, 2020.
“I am extremely appreciative of Acushnet’s team of dedicated associates for their great work in navigating a year filled with challenges and uncertainty. Our commitment to associate safety, product quality and customer care has guided the company throughout 2020, and we look forward to building upon our momentum in the new year,” said David Maher, Acushnet Company’s President and Chief Executive Officer. “Acushnet has held up well in these uncertain times, and I am confident our associates and trade partners will continue to adapt and excel as we move forward."
Mr. Maher continued, "Golf participation remains strong, and Acushnet’s momentum continued to build through the fourth quarter, resulting in reported sales gains across all segments and regions. We look forward to introducing a full lineup of exciting new products for the upcoming 2021 golf season. Titleist golf balls continue to be trusted by approximately 75% of players across worldwide tours, and our new Pro V1 and Pro V1x models represent our next chapter of performance, quality and innovation. Titleist TSi metals are off to a great start in the market and have been the most played driver on the PGA Tour since their debut in the fall. FootJoy’s new Premiere series was the #1 Shoe at the Masters, and the new HyperFlex is our latest entry in the athletic golf footwear category.”

Summary of Fourth Quarter 2020 Financial Results

	Three months ended December 31,		Increase		Constant Currency Increase
(in millions)	2020	2019	$ change	% change	$ change	% change
Net sales	$420.5	$368.3	$52.2	14.2%	$44.0	11.9%
Net income attributable to Acushnet Holdings Corp	$21.6	$17.9	$3.7	20.7%
Adjusted EBITDA	$48.1	$44.5	$3.6	8.1%
Consolidated net sales for the quarter increased 14.2%, or 11.9% on a constant currency basis, due to increased sales across all reportable segments. Titleist golf clubs increased $20.1 million driven by our newly introduced TSi drivers and TSi fairways, FootJoy golf wear increased $14.3 million, Titleist golf gear increased $5.3 million and Titleist golf balls increased $1.6 million.
On a geographic basis, consolidated net sales in the United States increased 16.1% in the quarter. The increase in net sales in the United States was due to an increase of $14.0 million in Titleist golf clubs, an increase of $8.8 million in FootJoy golf wear, an increase of $5.3 million in Titleist golf gear and an increase of $1.5 million in Titleist golf balls all driven by a significant increase in rounds of play and related demand for golf-related products.
Net sales in regions outside the United States increased 12.3%, up 7.9% on a constant currency basis. In Korea, the increase in net sales was primarily driven by increased sales in products not allocated to one of our reportable segments and FootJoy golf wear, partially offset by a decrease in Titleist golf clubs. In Rest of World, the increase in net sales was driven by increased sales across all segments. In EMEA, the decrease in net sales was primarily due to decreased sales in KJUS. Net sales in Japan were relatively flat, with an increase in Titleist golf clubs offset by decreases in Titleist golf balls and products not allocated to one of our reportable segments.
Segment specifics:
•3.1% increase in net sales (1.4% increase on a constant currency basis) of Titleist golf balls, primarily driven by higher sales volumes of our performance models and sales from PG Golf, offset by lower sales volumes of our Pro V1, Pro V1x and AVX golf balls, which despite continued strong demand, were constrained by availability largely as a result of lost production from the more than two month shutdown of our United States-based golf ball manufacturing facilities in the second quarter.
•20.8% increase in net sales (18.4% increase on a constant currency basis) of Titleist golf clubs primarily driven by higher sales volumes of metals resulting from our TSi drivers and TSi fairways launched in the fourth quarter, partially offset by lower sales volumes of irons which were in their second model year.
•24.8% increase in net sales (22.6% increase on a constant currency basis) of Titleist golf gear primarily driven by sales volume increases in golf bags, golf gloves and headwear and higher average selling prices in golf bags.
•19.3% increase in net sales (17.0% increase on a constant currency basis) in FootJoy golf wear primarily driven by higher average selling prices in apparel and sales volume increases in gloves and in footwear in the United States.

Net income attributable to Acushnet increased $3.7 million to $21.6 million, up 20.7% year over year, primarily as a result of a decrease in income tax expense which was partially offset by an increase in other expense, net.
Adjusted EBITDA was $48.1 million, up 8.1% year over year. Adjusted EBITDA margin was 11.4% for the fourth quarter versus 12.1% for the prior year period.
Summary of Full Year 2020 Financial Results

	Year ended December 31,		Decrease		Constant Currency Decrease
(in millions)	2020	2019	$ change	% change	$ change	% change
Net sales	$1,612.2	$1,681.4	$(69.2)	(4.1)%	$(70.2)	(4.2)%
Net income attributable to Acushnet Holdings Corp	$96.0	$121.1	$(25.1)	(20.7)%
Adjusted EBITDA	$233.2	$240.1	$(6.9)	(2.9)%
Consolidated net sales for the full year decreased 4.1%, or 4.2% on a constant currency basis, due to decreases across all reportable segments primarily as a result of the impact of the COVID-19 pandemic and related government-ordered shutdowns primarily during the first and second quarters of 2020. Partially offsetting this was higher demand around golf and golf-related products in the third and fourth quarters as golf courses and on and off-course retail partner locations re-opened, as well as a full year of sales from KJUS which we acquired in the third quarter of 2019.
On a geographic basis, consolidated net sales in the United States decreased 5.1% for the year. The decrease in net sales in the United States resulted from a decrease of $27.3 million in Titleist golf balls, a decrease of $15.3 million in FootJoy golf wear and a decrease of $10.6 million in Titleist golf clubs sales. The decrease in net sales was partially offset by an increase of $3.0 million in Titleist golf gear and a full year of sales from KJUS.
Net sales in regions outside of the United States were down 3.0% and down 3.1% on a constant currency basis. This decrease in net sales was due to decreases in sales volumes across all reportable segments, primarily as a result of the impact of the COVID-19 pandemic in all regions except Korea, which saw net sales increases across all reportable segments except Titleist golf clubs. A full year of sales from KJUS partially offset declines in EMEA.
Segment specifics:
•7.9% decrease in net sales (8.0% decrease on a constant currency basis) of Titleist golf balls, primarily resulting from the impact of the COVID-19 pandemic on sales volumes across all models and regions, with the exception of Korea.
•3.7% decrease in net sales (4.0% decrease on a constant currency basis) of Titleist golf clubs. This decrease primarily resulted from the impact of the COVID-19 pandemic on sales volumes across all models, partially offset by our SM8 wedges introduced in the first quarter of 2020 and our TSi metals introduced in the fourth quarter of 2020.
•0.4% decrease in net sales (unchanged on a constant currency basis) of Titleist golf gear. Sales volumes were impacted by the COVID-19 pandemic as discussed above primarily in our headwear and travel product categories, offset by higher average selling prices across all product categories.

•6.0% decrease in net sales (6.1% decrease on a constant currency basis) in FootJoy golf wear. This decrease resulted from the impact of the COVID-19 pandemic on sales volumes as discussed above primarily in our footwear and apparel product categories and all regions, with the exception of Korea.
Net income attributable to Acushnet decreased by $25.1 million to $96.0 million, down 20.7% year over year, primarily as a result of a decrease in income from operations, offset in part by a decrease in income tax expense.
Adjusted EBITDA was $233.2 million, down 2.9% year over year. Adjusted EBITDA margin was 14.5% versus 14.3% for the prior year period.
Cash Dividend

Acushnet's Board of Directors today declared a quarterly cash dividend of $0.165 per share of common stock. The dividend will be payable on March 26, 2021, to shareholders of record as of March 12, 2021. The number of shares outstanding as of February 19, 2021 was 74,294,813.
Impact of COVID-19 on our Business
Through the end of December 2020, our business was significantly impacted by the COVID-19 pandemic. The negative impact was primarily experienced in the first and second quarters when our manufacturing and distribution operations were shut down and most on-course retail pro shops and off-course retail partner locations were closed for varying lengths of time due to government-ordered shutdowns in the United States and Europe. By the end of June 2020, our manufacturing and distribution operations and substantially all of the golf courses, on-course retail pro shops and off-course retail partner locations in the United States and Europe had re-opened. Rounds of play have been strong since golf courses have reopened, which resulted in increased demand for our products during June 2020 and even greater demand for our products during the second half of 2020 in the United States and Europe. Rounds of play and demand for golf products in Korea remained strong through the end of 2020; however, Japan continued to be negatively impacted by COVID-19 with decreased rounds of play and lower demand for golf-related products.

At the beginning of the third quarter of 2020, we amended our credit agreement to, among other things, provide debt covenant relief for each of the fiscal quarters ending between September 30, 2020 and September 30, 2021. As of December 31, 2020, we had approximately $149.4 million of unrestricted cash and $392.2 million of availability under our revolving credit facility.

The impact of the COVID-19 pandemic continues to evolve and remains highly uncertain including the duration and severity of the pandemic, additional government related shutdowns and a significant decrease in the current level of rounds of play and the related demand for golf-related products.

2021 Outlook
The full impact of the COVID-19 pandemic continues to be uncertain. Given this, the Company will not provide fiscal 2021 guidance at this time. The Company will discuss likely factors that will impact 2021 during its investor conference call.

Investor Conference Call
Acushnet will hold a conference call at 8:30 am (Eastern Time) on February 25, 2021 to discuss the financial results and host a question and answer session. A live webcast of the conference call will be accessible at www.AcushnetHoldingsCorp.com/ir. A replay archive of the webcast will be available shortly after the call concludes.
About Acushnet Holdings Corp.
We are the global leader in the design, development, manufacture and distribution of performance-driven golf products, which are widely recognized for their quality excellence. Driven by our focus on dedicated and discerning golfers and the golf shops that serve them, we believe we are the most authentic and enduring company in the golf industry. Our mission - to be the performance and quality leader in every golf product category in which we compete - has remained consistent since we entered the golf ball business in 1932. Today, we are the steward of two of the most revered brands in golf – Titleist, one of golf’s leading performance equipment brands, and FootJoy, one of golf’s leading performance wear brands. Additional information can be found at www.acushnetholdingscorp.com.

Forward-Looking Statements
This press release includes forward-looking statements that reflect our current views with respect to, among other things, our 2021 outlook, our operations, our financial performance and the impact of the COVID-19 pandemic on our business. These forward-looking statements are included throughout this press release and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information such as our anticipated consolidated net sales, consolidated net sales on a constant currency basis and Adjusted EBITDA. We use words like “guidance,” “outlook,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable” and similar terms and phrases to identify forward-looking statements in this press release.

The forward-looking statements contained in this press release are based on management’s current expectations and are subject to uncertainty and changes in circumstances. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. Important factors that could cause or contribute to such differences include: the duration and impact of the COVID-19 pandemic, which may precipitate or exacerbate one or more of the following risks and uncertainties; a reduction in the number of rounds of golf played or in the number of golf participants; unfavorable weather conditions may impact the number of playable days and rounds played in a given year; consumer spending habits and macroeconomic factors may affect the number of rounds of golf played and related spending on golf products; demographic factors may affect the number of golf participants and related spending on our products; a significant disruption in the operations of our manufacturing, assembly or distribution facilities; our ability to procure raw materials or components of our products; a disruption in the operations of our suppliers; the cost of raw materials and components; currency transaction and translation risk; our ability to successfully manage the frequent introduction of new products or satisfy changing consumer preferences, quality and regulatory standards; our reliance on technical innovation and high-quality products; changes to the Rules of Golf with respect to equipment; our ability to adequately enforce and protect our intellectual property rights; involvement in lawsuits to protect, defend or enforce our intellectual property rights; our ability to prevent infringement of intellectual property rights by others; changes to patent laws; intense competition and our ability to maintain a competitive advantage in each of our markets; limited opportunities for future growth in sales of certain of our products, including golf balls, golf shoes and golf gloves; our customers’ financial condition, their levels of business activity and their ability to pay trade obligations; a decrease in corporate spending on our custom logo golf balls; our ability to maintain and further develop our sales channels; consolidation of retailers or concentration of retail market share; our ability to maintain and enhance our brands; seasonal fluctuations of our business; fluctuations of our business based on the timing of new product introductions; risks associated with doing business globally; compliance with laws, regulations and policies, including the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation, as well as federal, state and local policies and executive orders regarding the COVID-19 pandemic; our ability to secure professional golfers to endorse or use our products; negative publicity relating to us or the golfers who use our products or the golf industry in general; our ability to accurately forecast demand for our products; a disruption in the service or a significant increase in the cost, of our primary delivery and shipping services or a significant disruption at shipping ports; our ability to maintain our information systems to adequately perform their functions; cybersecurity risks; the ability of our eCommerce systems to function effectively; impairment of goodwill and identifiable intangible assets; our ability to attract and/or retain management and other key employees and hire qualified management, technical and manufacturing personnel; our ability to prohibit sales of our products by unauthorized retailers or distributors; our ability to grow our presence in existing international markets and expand into additional international markets; tax uncertainties, including potential changes in tax laws, unanticipated tax liabilities and limitations on utilization of tax attributes after any change of control; adequate levels of coverage of our insurance policies; product liability, warranty and recall claims; litigation and other regulatory proceedings; compliance with environmental, health and safety laws and regulations; our ability to secure additional capital at all or on terms acceptable to us and potential dilution of holders of our common stock; risks associated with acquisitions and investments; our estimates or judgments relating to our critical accounting estimates; terrorist activities and international political instability; occurrence of natural disasters or pandemic diseases, including the COVID-19 pandemic; our substantial leverage, ability to service our indebtedness, ability to incur more indebtedness and restrictions in the agreements governing our indebtedness; our use of derivative financial instruments; the ability of our controlling shareholder to control significant corporate activities, and that our controlling shareholder’s interests may conflict with yours; our status as a controlled company; the market price of shares of our common stock; our ability to maintain effective internal controls over financial reporting; our ability to pay dividends; our status as a holding company; dilution from future issuances or sales of our common stock; anti-takeover provisions in our organizational documents and Delaware law; reports from securities analysts; and the other factors set forth in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission ("SEC") on February 27, 2020 as it may be updated by our periodic reports subsequently filed with the SEC, including, when available, the Annual Report on Form 10-K for the year ended December 31, 2020. These factors should not be construed as exhaustive. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Media Contact:
AcushnetPR@icrinc.com
Investor Contact:
IR@AcushnetGolf.com

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended December 31,		Year ended December 31,
(in thousands, except share and per share amounts)	2020	2019	2020	2019
Net sales	$420,494	$368,271	$1,612,169	$1,681,357
Cost of goods sold	200,091	181,580	782,333	809,122
Gross profit	220,403	186,691	829,836	872,235
Operating expenses:
Selling, general and administrative	173,621	142,997	610,603	627,503
Research and development	13,979	13,184	48,942	51,601
Intangible amortization	5,754	1,945	11,629	7,478
Restructuring charges	(43)	—	13,207	—
Income from operations	27,092	28,565	145,455	185,653
Interest expense, net	3,274	5,013	15,630	19,613
Other expense (income), net	8,726	(422)	16,776	875
Income before income taxes	15,092	23,974	113,049	165,165
Income tax (benefit) expense	(8,145)	4,356	13,038	40,600
Net income	23,237	19,618	100,011	124,565
Less: Net income attributable to noncontrolling interests	(1,637)	(1,759)	(4,005)	(3,495)
Net income attributable to Acushnet Holdings Corp.	$21,600	$17,859	$96,006	$121,070

Net income per common share attributable to Acushnet Holdings Corp.:
Basic	$0.29	$0.24	$1.29	$1.61
Diluted	0.29	0.24	1.28	1.60
Weighted average number of common shares:
Basic	74,480,815	74,869,521	74,494,310	75,418,204
Diluted	75,190,850	75,378,806	75,060,610	75,759,605

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,	December 31,
(in thousands, except share and per share amounts)	2020	2019
Assets
Current assets
Cash, cash equivalents and restricted cash ($6,843 and $8,514 attributable to the FootJoy golf shoe joint venture ("JV"))	$151,452	$34,184
Accounts receivable, net	201,518	215,428
Inventories ($13,830 and $11,958 attributable to the FootJoy JV)	357,682	398,368
Prepaid and other assets	89,155	94,838
Total current assets	799,807	742,818
Property, plant and equipment, net ($10,538 and $11,374 attributable to the FootJoy JV)	222,811	231,575
Goodwill ($32,312 and $32,312 attributable to the FootJoy JV)	215,186	214,056
Intangible assets, net	473,533	480,794
Deferred income taxes	80,060	70,541
Other assets ($2,239 and $2,517 attributable to the FootJoy JV)	75,158	77,265
Total assets	$1,866,555	$1,817,049
Liabilities, Redeemable Noncontrolling Interest and Shareholders' Equity
Current liabilities
Short-term debt	$2,810	$54,123
Current portion of long-term debt	17,500	17,500
Accounts payable ($8,702 and $8,360 attributable to the FootJoy JV)	112,867	102,335
Accrued taxes	40,952	36,032
Accrued compensation and benefits ($1,454 and $3,542 attributable to the FootJoy JV)	82,290	72,465
Accrued expenses and other liabilities ($3,699 and $4,468 attributable to the FootJoy JV)	101,260	76,663
Total current liabilities	357,679	359,118
Long-term debt	313,619	330,701
Deferred income taxes	3,821	4,837
Accrued pension and other postretirement benefits	121,929	118,852
Other noncurrent liabilities ($2,261 and $5,202 attributable to the FootJoy JV)	52,128	51,908
Total liabilities	849,176	865,416

Redeemable noncontrolling interest	126	807
Shareholders' equity
Common stock, $0.001 par value, 500,000,000 shares authorized; 75,666,367 and 75,619,587 shares issued	76	76
Additional paid-in capital	925,385	910,507
Accumulated other comprehensive loss, net of tax	(96,182)	(112,028)
Retained earnings	199,776	151,039
Treasury stock, at cost; 1,671,754 and 1,183,966 shares (including 299,894 and 56,000 of accrued share repurchase)	(45,106)	(31,154)
Total equity attributable to Acushnet Holdings Corp.	983,949	918,440
Noncontrolling interests	33,304	32,386
Total shareholders' equity	1,017,253	950,826
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$1,866,555	$1,817,049

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Year ended December 31,
(in thousands)	2020	2019
Cash flows from operating activities
Net income	$100,011	$124,565
Adjustments to reconcile net income to cash flows provided by operating activities
Depreciation and amortization	45,429	43,002
Unrealized foreign exchange (gain) loss	(1,893)	215
Amortization of debt issuance costs	1,218	1,884
Share-based compensation	16,016	10,975
(Gains) losses on disposals of property, plant and equipment	(38)	13
Deferred income taxes	(3,984)	8,474
Changes in operating assets and liabilities	107,666	(54,845)
Cash flows provided by operating activities	264,425	134,283
Cash flows from investing activities
Additions to property, plant and equipment	(24,675)	(32,956)
Business acquisitions, net of cash acquired	—	(28,104)
Cash flows used in investing activities	(24,675)	(61,060)
Cash flows from financing activities
(Repayments of) proceeds from short-term borrowings, net	(52,057)	54,115
Proceeds from term loan facility	—	350,000
Repayments of term loan facility	(17,500)	(330,469)
Repayments of delayed draw term loan A facility	—	(54,375)
Purchases of common stock	(6,976)	(29,352)
Debt issuance costs	(1,067)	(2,373)
Dividends paid on common stock	(46,065)	(43,490)
Dividends paid to noncontrolling interests	(4,426)	(3,354)
Payment of employee restricted stock tax withholdings	(496)	(11,030)
Cash flows used in financing activities	(128,587)	(70,328)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	6,105	275
Net increase in cash, cash equivalents and restricted cash	117,268	3,170
Cash, cash equivalents and restricted cash, beginning of year	34,184	31,014
Cash, cash equivalents and restricted cash, end of year	$151,452	$34,184

ACUSHNET HOLDINGS CORP.
Supplemental Net Sales Information (Unaudited)
Fourth Quarter Net Sales by Segment

	Three months ended				Constant Currency
	December 31,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2020	2019	$ change	% change	$ change	% change
Titleist golf balls	$119.3	$115.7	$3.6	3.1%	$1.6	1.4%
Titleist golf clubs	132.0	109.3	22.7	20.8%	20.1	18.4%
Titleist golf gear	29.2	23.4	5.8	24.8%	5.3	22.6%
FootJoy golf wear	100.6	84.3	16.3	19.3%	14.3	17.0%
Fourth Quarter Net Sales by Region

	Three months ended				Constant Currency
	December 31,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2020	2019	$ change	% change	$ change	% change
United States	$211.9	$182.5	$29.4	16.1%	$29.4	16.1%
EMEA	44.8	43.8	1.0	2.3%	(0.5)	(1.1)%
Japan	49.8	48.0	1.8	3.8%	0.1	0.2%
Korea	68.4	58.2	10.2	17.5%	7.3	12.5%
Rest of world	45.6	35.8	9.8	27.4%	7.7	21.5%
Total net sales	$420.5	$368.3	$52.2	14.2%	$44.0	11.9%

Full Year Net Sales by Segment

	Year ended				Constant Currency
	December 31,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2020	2019	$ change	% change	$ change	% change
Titleist golf balls	$507.8	$551.6	$(43.8)	(7.9)%	$(43.9)	(8.0)%
Titleist golf clubs	418.4	434.4	(16.0)	(3.7)%	(17.5)	(4.0)%
Titleist golf gear	149.4	150.0	(0.6)	(0.4)%	—	—%
FootJoy golf wear	415.3	441.9	(26.6)	(6.0)%	(27.0)	(6.1)%

Full Year Net Sales by Region

	Year ended				Constant Currency
	December 31,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2020	2019	$ change	% change	$ change	% change
United States	$839.4	$884.8	$(45.4)	(5.1)%	$(45.4)	(5.1)%
EMEA	219.0	230.5	(11.5)	(5.0)%	(12.6)	(5.5)%
Japan	151.8	182.7	(30.9)	(16.9)%	(34.3)	(18.8)%
Korea	246.2	223.4	22.8	10.2%	26.4	11.8%
Rest of world	155.8	160.0	(4.2)	(2.6)%	(4.3)	(2.7)%
Total net sales	$1,612.2	$1,681.4	$(69.2)	(4.1)%	$(70.2)	(4.2)%

ACUSHNET HOLDINGS CORP.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)

Use of Non-GAAP Financial Measures
The Company reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, this release includes the non-GAAP financial measures of net sales in constant currency, Adjusted EBITDA and Adjusted EBITDA margin. These non-GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant to understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net sales, net income or other measures of profitability or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly-titled measures used by other companies.
We use net sales on a constant currency basis to evaluate the sales performance of our business in period over period comparisons and for forecasting our business going forward. Constant currency information allows us to estimate what our sales performance would have been without changes in foreign currency exchange rates. This information is calculated by taking the current period local currency sales and translating them into U.S. dollars based upon the foreign currency exchange rates for the applicable comparable prior period. This constant currency information should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. Our presentation of constant currency information may not be consistent with the manner in which similar measures are derived or used by other companies.
Adjusted EBITDA represents net income attributable to Acushnet Holdings Corp. adjusted for interest expense, net, income tax expense (benefit), depreciation and amortization; and other items defined in the agreement, including: share-based compensation expense; restructuring and transformation costs; certain transaction fees; extraordinary, unusual or non-recurring losses or charges; indemnification expense (income); certain pension settlement costs; certain other non-cash (gains) losses, net and the net income relating to noncontrolling interests. We define Adjusted EBITDA in a manner consistent with the term “Consolidated EBITDA” as it is defined in our credit agreement.
We present Adjusted EBITDA as a supplemental measure because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Management uses Adjusted EBITDA to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go to market execution and costs to incur across our business.
We believe Adjusted EBITDA provides useful information to investors regarding our consolidated operating performance. By presenting Adjusted EBITDA, we provide a basis for comparison of our business operations between different periods by excluding items that we do not believe are indicative of our core operating performance.
Adjusted EBITDA is not a measurement of financial performance under GAAP. It should not be considered an alternative to net income attributable to Acushnet Holdings Corp. as a measure of our operating performance or any other measure of performance derived in accordance with GAAP. In addition, Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, or affected by similar non-recurring items. Adjusted EBITDA has limitations as an analytical tool, and you should not consider such measure either in isolation or as a substitute for analyzing our results as reported under GAAP. Our definition and calculation of Adjusted EBITDA is not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation.
We also use Adjusted EBITDA margin on a consolidated basis, which measures our Adjusted EBITDA as a percentage of net sales, because our management uses it to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go to market execution and costs to incur across our business. We present Adjusted EBITDA margin as a supplemental measure of our operating performance because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Adjusted EBITDA margin is not a measurement of financial performance under GAAP. It should not be considered an alternative to any measure of performance derived in accordance with GAAP.
The following table presents reconciliations of net income attributable to Acushnet Holdings Corp. to Adjusted EBITDA for the periods presented (dollars in thousands):

	Three months ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019
Net income attributable to Acushnet Holdings Corp.	$21,600	$17,859	$96,006	$121,070
Interest expense, net	3,274	5,013	15,630	19,613
Income tax (benefit) expense	(8,145)	4,356	13,038	40,600
Depreciation and amortization (1)	14,371	11,814	45,429	43,002
Share-based compensation	5,939	2,984	16,016	10,975
Restructuring and transformation costs(2)	1,879	—	15,589	—
Beam indemnification expense (income)(3)	10,264	(125)	9,871	(498)
Other extraordinary, unusual or non-recurring items, net(4)	(2,753)	819	17,600	1,869
Net income attributable to noncontrolling interests	1,637	1,759	4,005	3,495
Adjusted EBITDA	$48,066	$44,479	$233,184	$240,126
Adjusted EBITDA margin	11.4%	12.1%	14.5%	14.3%
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(1)    For the three months and year ended December 31, 2020, includes a goodwill impairment loss of $3.8 million related to KJUS.
(2)    Relates to severance and other costs associated with management's approved restructuring program and other expenses to refine and transform our business model and improve operational efficiencies.
(3)    Includes non-cash indemnification expense (income) related to tax audits for the periods in which we were owned by Beam Suntory, Inc.
(4)    Items recorded during the year ended December 31, 2020 include salaries and benefits paid for associates who could not work due to government mandated shutdowns, fringe benefits paid for furloughed associates, spoiled raw materials, incremental costs to support remote work and the cost of additional health and safety equipment of $13.5 million. Items recorded during the three months and year ended December 31, 2020 include pension settlement costs of $2.1 million and $7.2 million, respectively, related to lump-sum distributions to participants in our defined benefit plans as a result of the voluntary retirement program as part of management’s approved restructuring program. Items recorded during the three months and year ended December 31, 2019 include transaction fees of $0.6 million and $2.7 million, respectively. Includes other immaterial unusual or non-recurring items, net for the three months and years ended December 31, 2020 and 2019.